Exhibit 99.1

   COMPANY
      LOGO

(1) Number of Shares	Price Per Share	(2) Total Amount Due
	x $10.00 =	$.00
Minimum Number of Shares: 25 ($250). Maximum Number of Shares: 50,000 ($500,000). See instructions on Reverse Side

(3a) Method of Payment- Check or Money Order
Enclosed is a personal check, bank check or money order made payable to Anchor Bancorp.	$.00

SEND OVERNIGHT PACKAGES TO: Attn: Stock Information Center 120 North Broadway Aberdeen, WA 98520 (360) XXX-XXXX

ORDER DEADLINE: The Subscription Offering ends at _____, Pacific time, on __ ___, 2008. Your original Stock Order and Certification Form, properly executed and with the correct payment, must be received (not postmarked) at the address on the top of this form by the deadline, or it will be considered void. Faxes or copies of this form will not be accepted. Anchor Bancorp reserves the right to accept or reject improper order forms.

(3b) Method of Payment- Deposit Account Withdrawl

Anchor Bank Deposit Account Number(s)			Withdrawal Amount(s)

MARK THE	Savings	☐
ACCOUNT
TYPE	CD	☐	$.00

MARK THE	Savings	☐
ACCOUNT
TYPE	CD	☐	$.00

MARK THE	Savings	☐
ACCOUNT
TYPE	CD	☐	$.00

		Total Withdrawal	$.00

(4) Purchaser Information (check one)

a.	☐

Eligible Account Holder - Check here if you were a depositor with at least $50 on deposit with Anchor Bank as of June 30, 2007. Enter information in Section 9 for all deposit accounts that you had at Anchor Bank on June 30, 2007.

b.	☐

Supplemental Eligible Account Holder - Check here if you were a depositor with at least $50 on deposit with Anchor Bank as of ___ __, 2008 but not an Eligible Account Holder. Enter information in Section 9 for all deposit accounts that you had at Anchor Bank as of ___ __, 2008.

c.	☐	Other Members - Check here if you were a depositor of Anchor Bank as of ______ __, 2008, who were not able to subscribe for shares under the Eligible or Supplemental Account Holders Categories.

d.	☐	Local Community – People or trusts for the benefit of people who are residents of Lewis, King, Grays Harbor, Thurston, Kitsap, Pierce, Mason and Clark Counties, Washington.

e.	☐	General Public

(5) Check if you (or a household family member) are a: ☐ Director or Officer of Anchor Bank or Anchor Bancorp ☐ Employee of Anchor Bank or Anchor Bancorp

(6) Maximum Purchaser Identification:       ☐ Check here if you, individually or together with others (see section 7), are subscribing for the maximum purchase allowed and are interested in purchasing more shares if the two maximum purchase limitations are increased. See Section 1 of the Stock Order Form Instructions on the reverse side.

(7) Associates/Acting in Concert:       ☐ Check here if you, or any associates or persons acting in concert with you, have submitted other orders for shares. If you check this box, list below all other orders submitted by you or your associates or by persons acting in concert with you.

Name(s) listed in Section 8 on other Order Forms	Number of Shares Ordered	Name(s) listed in Section 8 on other Order Forms	Number of Shares Ordered

(8) Stock Registration - Please Print Legibly and Fill Out Completely: (Note: The stock certificate and all correspondence related to this stock order will be mailed to the address provided below.)

☐	Individual	☐	Individual Retirement Account	☐	Corporation
☐	Joint Tenants	☐	Uniform Transfer to Minors Act	☐	Partnership
☐	Tenants in Common	☐	Uniform Gift to Minors Act	☐	Trust - Under Agreement Dated ____________

Name				SS# or Tax ID

Name				SS# or Tax ID

Address				Daytime Telephone #

City	State	Zip Code	County	Evening Telephone #

(9) Qualifying Accounts: You should list any accounts that you may have or had with Anchor Bank in the box below. SEE THE STOCK ORDER FORM INSTRUCTION GUIDE ON THE REVERSE SIDE OF THE ORDER FORM FOR FURTHER DETAILS. All subscription orders are subject to the provisions of the stock offering.

NAMES ON ACCOUNTS	ACCOUNT NUMBER

Please Note: Failure to list all of your accounts may result in the loss of part or all of your subscription rights.

(10) Acknowledgment and Signature: I understand that this Order Form, with full payment and properly executed, must be received by Anchor Bancorp no later than _____, Pacific time, on _____ __, 2008, otherwise, this Order Form will be voidable. I agree that after receipt by Anchor Bancorp, this Order Form may not be modified or cancelled without Anchor Bancorp’s consent, and that if withdrawal from a deposit account has been authorized above, the amount will not otherwise be available for withdrawal by me. Under penalty of perjury, I certify that (1) the Social Security or Tax ID information and all other information provided hereon are true, correct and complete, (2) I am purchasing solely for my own account, and there is no agreement or understanding regarding the sale or transfer of the shares, or my right to subscribe for shares, and (3) I am not subject to backup withholding tax [cross out (3) if you have been notified by the IRS that you are subject to to backup withholding.] I acknowledge that this security is not a deposit or savings account, is not federally insured, and is not guaranteed by Anchor Bancorp, Anchor Bank, or by the federal government. If anyone asserts that the shares of common stock are federally insured or guaranteed, or are as safe as an insured deposit, I should call Thomas A. Barnes at the Office of Thrift Supervision’s Central Regional Office at (312) 917-5000. I further certify that, before purchasing the common stock of Anchor Bancorp, that I received the Prospectus dated _______ __, 2008.
The Prospectus that I received, dated _______ __, 2008 contains disclosure concerning the nature of the common stock being offered by Anchor Bancorp and describes, in the Risk Factors section beginning on page 1 of the Prospectus, the risks involved in the investment in this common stock, including, but not limited to, the following:

1.	Recent negative developments in the financial industry and credit markets may continue to adversely impact our financial condition and results of operations.
2.	Our business is subject to general economic risks that could adversely impact our results of operations and financial condition.
3.	Our loan portfolio is concentrated in loans with a higher risk of loss.
4.	We have originated a large amount of construction loans through a broker and a significant amount of these loans are past due and delinquent.
5.	Our loan portfolio possesses increased risk as the result of subprime loans.
6.	Our concentration in non-owner occupied real estate loans may expose us to increased credit risk.
7.	The level of our commercial real estate loan portfolio may subject us to additional regulatory scrutiny.
8.	The U.S. government’s plan to purchase large amounts of illiquid, mortgage-backed and other securities from financial institutions may not be effective and/or it may not be available to us.
9.	We may, elect or be required to make further increases in our provisions for loan losses and to charge off additional loans in the future, which could adversely affect our results of operations
10.

If our allowance for loan losses is not sufficient to cover actual loan losses or if we are required to increase our provision for loan losses, our results of operations and financial condition could be materially adversely affected.

11.	Our funding sources may prove insufficient to replace deposits at maturity and support our future growth and may jeopardize our financial condition

12.

The maturity and repricing characteristics of our assets and liabilities are mismatched and subject us to interest rate risk which could adversely affect our results of operations and financial condition.

13.

Our business strategy includes the relocation of our administrative operations and significant growth plans, which could negatively affect our financial condition and results of operations if we fail to grow or fail to manage our relocation and growth effectively.

14.	We have had a number of changes in our personnel and we need to add an additional executive officer and integrate the new officers into our current operations.
15.	Strong competition within our market areas may limit our growth and adversely affect our operating results.
16.	Decreases in noninterest income could adversely affect our profitability and if we cannot generate and increase our income our stock price may be adversely affected
17.	We are subject to extensive government regulation and supervision.
18.	Our information systems may experience an interruption or breach in security.
19.	Earthquakes in our primary market area may result in material losses because of damage to collateral properties and our borrowers’ inability to repay loans.
20.	After this offering, our compensation expenses will increase and our return on equity will be low compared to other companies. These factors could negatively impact the price of our stock.

21.	The cost of additional finance and accounting systems, procedures and controls in order to satisfy our new public company reporting requirements will increase our expenses.
22.	Your subscription funds could be held for an extended time period and will be unavailable to you for other investments if completion of the conversion is delayed.
23.	Management and the board of directors have significant discretion over the investment of the offering proceeds and may not be able to achieve acceptable returns on the proceeds from the offering.
24.

Holders of Anchor Bancorp common stock may not be able to sell their shares when desired if a liquid trading market does not develop, or for $10.00 or more per share even if a liquid trading market develops.

25.	The amount of common stock we will control, our articles of incorporation and bylaws, and state and federal law could discourage hostile acquisitions of control of Anchor Bancorp.
26.	We intend to grant stock options and restricted stock to the board of directors and certain employees following the conversion which will likely reduce your ownership interest.
27.	The contribution to the Anchor Bancorp Foundation, Inc. will hurt our profits for fiscal year 2009 and dilute your ownership interest.
28.	Our contribution to the Anchor Bancorp Foundation, Inc. may not be tax deductible, which could hurt our profits.

YOUR ORDER IS NOT VALID UNLESS SIGNED
IF SIGNING AS A CUSTODIAN, CORPORATE OFFICER, ETC., PLEASE INCLUDE YOUR FULL TITLE

Signature (title, if applicable) __________________________(Date)________ Signature (title, if applicable) _________________________(Date)_________

FOR INTERNAL USE ONLY

REC’D ___ / ___ CHECK# ____________ $_____________ CHECK#____________ $________ BATCH # ________ ORDER # _______ CATEGORY ___

Anchor Bancorp
Order Form Instructions

Item 1 and 2 - Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares ordered by the subscription price of $10.00 per share. The minimum purchase is 25 shares. Generally, the maximum purchase for any person is 50,000 shares (50,000 shares x $10.00 per share = $500,000). No person, together with “associates”, as defined in the prospectus, and persons “acting in concert”, as defined in the prospectus, may purchase more than 50,000 shares (50,000 shares x $10.00 per share = $500,000) of the common stock offered in the stock offering. For additional information, see “The Conversion - Limitations on Stock Purchases” in the prospectus.

Item 3a - Payment for shares may be made in cash (only if delivered by you in person, although we request you to exchange the cash for a check with any of the tellers at our Anchor Bank branch) or by check, bank draft or money order payable to Anchor Bancorp. DO NOT MAIL CASH. Your funds will earn interest at Anchor Bank’s passbook savings annual percentage yield until the stock offering is completed.

Item 3b - To pay by withdrawal from a deposit account or certificate of deposit at Anchor Bank insert the account number(s) and the amount(s) you wish to withdraw from each account. If more than one signature is required for a withdrawal, all signatories must sign in the signature box on the front of the Stock Order form. To withdraw from an account with checking privileges, please write a check. Anchor Bank will waive any applicable penalties for early withdrawal from certificate of deposit accounts (CDs). A hold will be placed on the account(s) for the amount(s) you indicate to be withdrawn. Payments will remain in account(s) until the Stock Offering closes and earn their respective rate of interest.

Item 4 - Please check the appropriate box to tell us the earliest of the three dates that applies to you.

Item 5 - Please check one of these boxes if you are a director, officer or employee of Anchor Bank or Anchor Bancorp, or a member of such person’s household.

Item 6 - Please check the box, if applicable. If you check the box but have not subscribed for the maximum amount and did not complete Item 7, you may not be eligible to purchase more shares.

Item 7 - Check the box, if applicable, and provide the requested information. Attach a separate page, if necessary. In the Prospectus dated _____ __, 2008, please see the section entitled “The Conversion - Limitations on Purchases of Shares” for more information regarding the definition of “associate” and “acting in concert”

Item 8 - The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Anchor Bancorp’s common stock. Please complete this section as fully and accurately as possible, and be certain to supply your social security or Tax I.D. number(s) and your daytime and evening phone numbers. We will need to call you if we cannot execute your order as given. If you have any questions regarding the registration of your stock, please consult your legal advisor or contact the Stock Information Center at (360) XXX-XXXX. Subscription rights are not transferable. If you are an eligible or supplemental eligible account holder or other depositor, to protect your priority over other purchasers as described in the prospectus, you must take ownership in at least one of the account holder’s names.

Individual - The stock is to be registered in an individual’s name only. You may not list beneficiaries for this ownership.

Joint Tenants - Joint tenants with rights of survivorship identifies two or more owners. When stock is held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

Tenants in Common - Tenants in common may also identify two or more owners. When stock is to be held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

Individual Retirement Account - Individual Retirement Account (“IRA”) holders may only make stock purchases from their existing IRA if it is a self-directed IRA or through a prearranged “trustee-to-trustee” transfer if their IRA is currently at Anchor Bank. The stock cannot be held in your Anchor Bank account. Please contact your broker or self-directed IRA account provider as quickly as possible to explore this option, as it may take several days to complete a trustee-to-trustee transfer.

Registration for IRA’s:	On Name Line 1 - list the name of the broker or trust department followed by CUST or TRUSTEE.
On Name Line 2 - FBO (for benefit of) YOUR NAME [IRA a/c #______].
Address will be that of the broker / trust department to where the stock certificate will be sent.
The Social Security / Tax I.D. number(s) will be either yours or your trustee’s, as the trustee directs.
Please list your phone numbers.

Uniform Transfers To Minors Act - For residents of Washington and most states, stock may be held in the name of a custodian for the benefit of a minor under the Uniform Transfers to Minors Act. For residents of South Carolina and Vermont, stock may be held in a similar type of ownership under the Uniform Gifts to Minors Act of the individual state. For either ownership, the minor is the actual owner of the stock with the adult custodian being responsible for the investment until the child reaches legal age. Only one custodian and one minor may be designated.

Registration for UTMA:	On Name Line 1 – print the name of the custodian followed by the abbreviation “CUST”
On Name Line 2 – FBO (for benefit of) followed by the name of the minor, followed by UTMA-WA
(or your state’s abbreviation) or UGMA-VT (or your state’s abbreviation)
List only the minor’s social security number on the form.

Corporation/Partnership – Corporations/Partnerships may purchase stock. Please provide the Corporation/Partnership’s legal name and Tax I.D. To have priority subscription rights, the Corporation/Partnership must have an account in the legal name. Please contact the Stock Information Center to verify subscription rights and purchase limitations.

Fiduciary/Trust - Generally, fiduciary relationships (such as Trusts, Estates, Guardianships, etc.) are established under a form of trust agreement or a court order. Without a legal document establishing a fiduciary relationship, your stock may not be registered in a fiduciary capacity.

Instructions: On the first name line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first name line. Following the name, print the fiduciary title, such as trustee, executor, personal representative, etc. On the second name line, print the name of the maker, donor or testator or the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after “Under Agreement Dated,” fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

Item 9 – You should list any qualifying accounts that you have or may have had with Anchor Bank in the box located under the heading “Qualifying Accounts”. For example, if you are ordering stock in just your name, you should list all of your account numbers as of the earliest of the three dates that you were a depositor. Similarly, if you are ordering stock jointly with another depositor, you should list all account numbers under which either of you are owners, i.e. individual accounts, joint accounts, etc. If you are ordering stock in your minor child’s or grandchild’s name under the Uniform Transfers to Minors Act, the minor must have had an account number on one of the three dates and you should list only their account number(s). If you are ordering stock corporately, you need to list just that corporation’s account number, as your individual account number(s) do not qualify. Failure to list all of your qualifying deposit account numbers may result in the loss of part or all of your subscription rights.

Item 10 - Sign and date the form where indicated. Before you sign please read carefully and review the information which you have provided and read the acknowledgement. Only one signature is required, unless any account listed in section 3b of this form requires more than one signature to authorize a withdrawal. Please review the Prospectus dated _______ __, 2008 carefully before making and investment decision.

Should you have any questions, please call our Stock Information Center at (360) XXX-XXXX, Monday through Friday, from 9:00 a.m. to
5:00 p.m., Pacific time, except bank holidays

Anchor Mutual Savings Bank	REVOCABLE PROXY

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF ANCHOR MUTUAL SAVINGS BANK FOR USE AT A SPECIAL MEETING OF MEMBERS TO BE HELD ON __________ __, 2008, AND ANY ADJOURNMENTS OF THAT MEETING, FOR THE PURPOSES SET FORTH IN THE FOREGOING NOTICE OF SPECIAL MEETING. YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU TO VOTE “FOR” THE APPROVAL OF THE PLAN OF CONVERSION.

The undersigned, being a member of Anchor Mutual Savings Bank, hereby authorizes the Board of Directors of Anchor Mutual Savings Bank or any successors in their respective positions, as proxy, with full powers of substitution, to represent the undersigned at the Special Meeting of Members of Anchor Mutual Savings Bank to be held at ___________________________, on __________ __, 2008 at ______. Pacific time, and at any adjournment of said meeting, to act with respect to all votes that the undersigned would be entitled to cast, if then personally present, as set forth below:

(1)

To consider and vote upon a plan to convert Anchor Mutual Savings Bank from a state chartered mutual savings bank to a state chartered stock savings bank, including the adoption of amended and restated articles of incorporation and bylaws, with the concurrent sale of all of its capital stock to Anchor Bancorp, a Washington corporation, and the sale by Anchor Bancorp of its shares of common stock.

	☐ FOR	☐ AGAINST

(2)	The contribution to the Anchor Bancorp Foundation of 150,000 shares of Anchor Bancorp common stock and $500,000 cash.
	☐ FOR	☐ AGAINST

(3)

To vote, in its discretion, upon such other business as may properly come before the Special Meeting or any adjournment thereof. Management is not aware of any other such business that may come before the Special Meeting.

	☐ FOR	☐ AGAINST

This proxy, if properly executed, will be voted in accordance with your instructions. If no instructions are given, this proxy, properly signed and dated, will be voted “FOR” adoption of the plan of conversion and if necessary, for adjournment of the Special Meeting. Please date and sign this proxy on the reverse side and return it in the enclosed envelope.

Anchor Mutual Savings Bank	REVOCABLE PROXY

Any member giving a proxy may revoke it at any time before it is voted by delivering to the Secretary of Anchor Mutual Savings Bank either a written revocation of the proxy, a duly executed proxy bearing a later date, or by voting in person at the Special Meeting.

The undersigned hereby acknowledges receipt of a Notice of Special Meeting of Members to be held on the __th day of _________, 2008 and a Proxy Statement for the Special Meeting prior to signing this proxy.

Signature:___________________________________ Date:___________

Signature:___________________________________ Date:___________

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. Only one signature is required in the case of a joint account. When signing in a representative capacity, please give title.

IMPORTANT: Please Detach, Sign and Return ALL proxies from ALL packets received in the enclosed postage paid envelope.
FAILURE TO VOTE HAS THE SAME EFFECT AS A VOTE AGAINST THE PLAN.